EXHIBIT 99.1

Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

AFFYMETRIX REPORTS FIRST QUARTER 2012 RESULTS

Santa Clara, Calif.—May 3, 2012—Affymetrix, Inc., (NASDAQ: AFFX) today reported its operating results for the first quarter of 2012. Total revenue for the quarter was $65.2 million, as compared to total revenue of $73.7 million for the same period of 2011.

The  Company reported a net loss of approximately $4.2 million, or $0.06 per diluted share, in the first quarter of 2012. This compares to a profit of less than $0.1 million in the same period of 2011.

For the first quarter of 2012, product revenue was $58.4 million, which consisted of consumable revenue of $53.7 million, instrument revenue of $4.7 million and service and other revenue was $6.8 million. This compares to the first quarter of 2011, product revenue of $67.5 million, which consisted of consumable revenue of $62.9 million, instrument revenue of $4.6 million and service and other revenue of $6.2 million.

For the first quarter of 2012, cost of product sales was $23.6 million compared to $23.9 million in the same period of 2011. Product gross margin was 59.7%, as compared to 64.6% in the same period of 2011. Cost of services and other was $3.8 million compared to $3.2 million in the same period of 2011.

For the first quarter of 2012, operating expenses were $41.3 million as compared to operating expenses of $43.5 million in the same period of 2011. The 2012 expenses included $1.3 million in acquisition and associated legal expenses.

“During the first quarter we began to realize the benefits of reorganizing the Company with a business unit focus and a strengthened commercial team. On a sequential basis our Genetic Analysis unit grew, including a strong performance from our CytoScan HD product which continues to gain momentum, as well as a mid-single digit decline in revenue from our Expression Business unit. We also generated an improved product gross margin of 60%,” said Frank Witney, president and chief executive officer. “We had a better than expected quarter in Europe and Asia and we expect to generate year-over-year growth in our total revenue for 2012.”

“In addition,” Witney stated, “I’m pleased to announce that we have started to run samples for our CytoScan Dx clinical trial as part of our plan to file for FDA clearance in the latter part of 2012. We’re also continuing our discussion with eBioscience and will update you once we have clarity on the transaction.”

First quarter highlights:

•	The Company has begun to run samples for its CytoScan Dx clinical trial in May and plans to file for marketing clearance in the latter part of 2012.

•
The Company’s GeneChip® System 3000Dx v.2 (GCS 3000Dx v.2) has been approved by China's State Food and Drug Administration (SFDA) for in vitro diagnostic use. The GCS 3000Dx v.2 is the first microarray instrument system to be granted SFDA registration for array-based diagnostics for enabling personalized medicine. China has more than 2,000 clinical centers that will now have access to the only SFDA-cleared microarray platform for clinical testing. The molecular diagnostic market in China is the fastest growing in the world and represents a significant growth opportunity for Affymetrix in Asia.

•
The Company announced the release and immediate shipment of its Axiom Exome Genotyping Arrays, which provide the highest coverage of novel, putatively functional coding variants available.  The Axiom Exome Genotyping Arrays exceed the coverage for high-value coding variants compared to currently available arrays on the market. These variants are very rare and cannot be efficiently imputed or tagged. Therefore, it is crucial that as many variants as possible are physically interrogated on the array to maximize important disease variants being screened, identified, and prioritized for functional validation. The Axiom Exome Genotyping Arrays not only offer greater content but also ensure content consistency over time. It is important that the content on a given array is highly reproducible over time among different manufacturing batches when genotyping rare variants in cohort and case-control studies. Unlike array manufacturing approaches where variation of array content can be observed between manufacturing batches, Affymetrix’s array production technology assures that each Axiom Exome Genotyping Array produced in the future has exactly the same content as an array produced today.

•
The Company signed a global distribution agreement with Almac Group Limited, a company that provides an extensive range of pharmaceutical services. In this agreement, Affymetrix has exclusive rights to distribute Almac’s Xcel™ array for research use in biomarker discovery for multiple disease areas, including cancer. The Almac’s Xcel™ array is a microarray, built on the industry-standard Affymetrix’s GeneChip Human Genome U133 Plus array platform (RUO*), that has been optimized for RNA expression profiling from formalin fixed paraffin embedded (FFPE) samples. Standard collection practice is to collect tissue samples and store them as FFPE samples. The ability to extract accurate and high-quality gene expression information from FFPE samples will have a significant impact in enabling new discovery and validation from this valuable tissue source.

Affymetrix's management team will host a conference call on May 3, 2012 at 2:00 p.m. PT to review its operating results for the first quarter of 2012. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (877) 407-8291, international: (201) 689-8345.

A replay of this call will be available from 5:00 p.m. PT on May 3, 2012 until 8:00 p.m. PT on May 10, 2012 at the following numbers: domestic: (877) 660-6853, international: (201) 612-7415. The passcode for both replays is 392482. An archived webcast of the conference call will be available under the Investor Relations section of the Company's website.

About Affymetrix
Affymetrix technology is used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and nonprofit research institutes. More than 2,200 systems have been shipped around the world and almost 25,000 peer-reviewed papers have been published using the technology. Affymetrix is headquartered in Santa Clara, California, and has manufacturing facilities in Cleveland, Ohio, and Singapore. The Company has about 900 employees worldwide and maintains sales and distribution operations across Europe, Asia and Latin America.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk relating to the Company’s ability to successfully commercialize new products, risk relating to past and future acquisitions, including the ability of the Company to successfully integrate such acquisitions into its existing business; risks of the Company's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, risks associated with manufacturing and product development; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Annual Report on Form 10-K for the year ended December 31, 2011, and other SEC reports. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:
Affymetrix, the Affymetrix logo, GeneChip, and all other trademarks are the property of Affymetrix, Inc.

- Financial Charts to Follow -

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	March 31,	December 31,
	2012	2011
	(Unaudited)	(Note 1)
ASSETS:
Current assets:
Cash and cash equivalents	$107,038	$201,937
Restricted cash	700	692
Available-for-sale securities—short-term portion	12,131	7,937
Accounts receivable, net	44,790	44,021
Inventories	41,545	42,851
Deferred tax assets—short-term portion	340	364
Property and equipment, net—held for sale	9,000	9,000
Prepaid expenses and other current assets	5,178	7,785
Total current assets	220,722	314,587
Available-for-sale securities—long-term portion	50,148	54,501
Property and equipment, net	28,180	30,583
Acquired technology rights, net	27,336	29,525
Deferred tax assets—long-term portion	430	450
Other long-term assets	8,219	8,369
Total assets	$335,035	$438,015

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$39,182	$44,774
Deferred revenue—short-term portion	9,635	9,852
Total current liabilities	48,817	54,626
Deferred revenue—long-term portion	3,727	3,959
Convertible notes	-	95,469
Other long-term liabilities	9,702	9,127
Stockholders’ equity:
Common stock	705	704
Additional paid-in capital	752,569	750,332
Accumulated other comprehensive income	2,426	2,492
Accumulated deficit	(482,911)	(478,694)
Total stockholders’ equity	272,789	274,834
Total liabilities and stockholders’ equity	$335,035	$438,015

Note 1:
The condensed consolidated balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended
	March 31,
	2012	2011
REVENUE:
Product sales	$58,491	$67,463
Services and other	6,756	6,261
Total revenue	65,247	73,724
COSTS AND EXPENSES:
Cost of product sales	23,565	23,899
Cost of services and other	3,779	3,200
Research and development	13,331	16,268
Selling, general and administrative	27,924	27,212
Total costs and expenses	68,599	70,579
(Loss) income from operations	(3,352)	3,145
Interest income and other, net	26	(1,894)
Interest expense	980	938
(Loss) income before income taxes	(4,306)	313
Income tax (benefit) provision	(89)	274
Net (loss) income	$(4,217)	$39

Basic net (loss) income per common share	$(0.06)	$0.00
Diluted net (loss) income per common share	$(0.06)	$0.00

Shares used in computing basic net (loss) income per common share	69,977	70,648
Shares used in computing diluted net (loss) income per common share	69,977	71,267